Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Form S-8 No. 2-68366, Form S-8 No. 333-19325, Form S-8 No. 33-27866, Form S-8 No. 33-60725, Form S-8 No. 333-13751, Form S-8 No. 33-60727, Form S-8 No. 333-56947, Form S-8 No. 333-70239, Form S-8 No. 333-104611, Form S-3 No. 33-46325, Form S-3 No. 33-52121, Form S-3 No. 333-68211, Form S-3 No. 333-84292-01, Form S-3 No. 333-110760 and Form S-3 No. 333-136563-01) of American Airlines, Inc., and in the related Prospectuses, of our reports dated February 18, 2009, with respect to the consolidated financial statements and schedule of American Airlines and the effectiveness of internal control over financial reporting of American Airlines,  included in this Annual Report (Form  10-K) for the year ended December 31, 2008.

/s/  ERNST & YOUNG LLP

Dallas, Texas
February 18, 2009